Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated September 4, 2019 to

Pricing Supplement No. 21, dated May 14, 2019 to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between August 3, 2019 and September 4, 2019:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	27.145%	$135,725	August 28, 2019

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$500,000	27.145%	$135,725	$16.45(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of $16.45 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$22,462.79 as of the date hereof. After payment of the registration fee for this offering, US$22,446.34 remains available in SEK’s account for future registration fees.